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                            THE NEW YORK ECONOMY AND
                              MIDTOWN OFFICE MARKET



                                January 16, 1997




                                  Prepared for


                            The Mendik Company, Inc.


                                       by




                             Rosen Consulting Group
                         1950 Addison Street, Suite 101
                               Berkeley, CA 94704
                                 (510) 549-4510






                         (c)1997 Rosen Consulting Group

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

                               Table of Contents

The New York Metropolitan Economy

  Summary ...................................................................  1

  Economic Overview .........................................................  2
    The Services Sector .....................................................  5
    The Trade Sector ........................................................  9
    Finance, Insurance and Real Estate Employment ...........................  9
    The Transportation, Communications, Public Utilities and
    Manufacturing Sectors ................................................... 10
    The Public Sector ....................................................... 10

  Employment Outlook ........................................................ 11

  Quality of Life ........................................................... 12

  The Office Market
    Summary ................................................................. 13
    Demand Analysis ......................................................... 15
    Forecasted Supply Analysis .............................................. 19
    Rent Analysis ........................................................... 19
    Midtown West Submarket .................................................. 21
    Grand Central Submarket ................................................. 23
    Plaza Submarket ......................................................... 25
    Forecasted Office Market Trends ......................................... 26


Rosen Consulting Group                                                         i

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The New York Metropolitan Economy
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Summary

Strong growth of the national economy has significantly benefited New York City, causing the New York metropolitan economy to improve significantly in recent years. As the headquarters of 47 Fortune 500 companies, the largest of which are AT&T, Philip Morris, Citicorp and Metropolitan Life Insurance, Manhattan is home to more Fortune 500 companies than any other city in the country. In addition to this diverse base of large businesses, Manhattan also has a large base of small companies. The New York City Office of the Comptroller reports that 99.7% of all private sector businesses in New York City had fewer than 500 employees and that these "small" businesses, representing 70.7% of the private sector work force, added 68,821 jobs between 1994 and 1995. Sixty-four of the 100 largest law firms in the country have a presence in Manhattan, and 27 of those are based there. Four of the "Big Six" accounting firms are headquartered in Manhattan, and three of the four largest U.S. commercial banks are based in Manhattan. In addition, four of the nation's ten largest money managers and 23 of the 25 largest securities firms are based in Manhattan. This concentration of business makes Manhattan one of the world's most important business centers.

The outlook in the New York metropolitan area is for healthy private sector employment growth through 1998. Within Manhattan, Mayor Giuliani's efforts to improve services, reduce taxes and crime, and streamline local government have made this vibrant 24-hour city more attractive to businesses. In addition, office rents in Manhattan are relatively inexpensive when compared internationally with other major cities. In July of 1996, Richard Ellis Company ranked Midtown Manhattan 14th among major business centers around the world in terms of office rents. A number of businesses are expanding within Manhattan or opening local offices, and a number of companies have made long term commitments to Manhattan by purchasing buildings or signing long term leases, including Credit Suisse First Boston Corporation, General Electric, General Motors, MONY, Morgan Stanley, Travelers, Value Line, and Viacom. The emergence of the new media industry is another major boon for Manhattan, because these jobs have a high multiplier effect. In other words, as the new media industry grows, it generates jobs in related industries, particularly in the services sector, much of which is concentrated in Midtown. Within Manhattan, the Midtown office market is poised to capture much of the future job growth, given the strong base of service, finance and, increasingly, securities firms that are located in Midtown.


Rosen Consulting Group                                                         1

Economic Overview

Economic growth in the New York metropolitan statistical area (MSA) is strong, with private sector employment adding an average of about 39,400 jobs per year between 1994 and 1996 for a total of 118,300 jobs, representing an annual employment growth rate of 1.2% to 1.4% (see Figure 1 and Tables 1 and 2). The New York metropolitan area led the Northeast and ranked 14th in the nation in terms of the number of jobs created in metropolitan statistical areas with more than 250,000 jobs during the twelve months ended in September of 1996. The New York MSA's key competitive advantages--access to talent, customers, partners and investors--are again driving private sector employment growth in the metropolitan area. Similar to each of the prior economic cycles, the New York metropolitan area's economy is undergoing a reengineering, characterized by the emergence of several dynamic new industries and the streamlining of older industries, including the public sector. The main industries which are benefiting from the area's key strengths are knowledge-based industries, such as the securities industry, the "new media" industry and overall business services. Growth in these industries, in turn, is fueling expansion in other sectors of the economy.

--------------------------------------------------------------------------------
Figure 1.
--------------------------------------------------------------------------------

                     Absolute Change in Private Employment
                                  New York MSA

     [Bar graph depicting Absolute Change in Private Employment 1972-1995]


Rosen Consulting Group                                                         2

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                                    Table 1
                    New York MSA Employment by Sector (000)

                            1987       1988       1989       1990        1991      1992       1993       1994        1995     Sep-96
                            ----       ----       ----       ----        ----      ----       ----       ----        ----     ------
Total
Nonagricultural           4,113.6    4,134.8    4,138.0    4,093.8     3,878.8    3,772.5    3,772.6    3,803.2    3,815.6   3,841.4
 % Change                    1.4%       0.5%       0.1%      -1.1%       -5.3%      -2.7%       0.0%       0.8%       0.3%      0.8%
Construction &
Mining                                 153.5      152.4      144.3       123.8      107.8      106.4      110.6      111.2     121.0
% Change                                          -0.7%      -5.3%      -14.2%     -12.9%      -1.3%       3.9%       0.5%      4.6%
Manufacturing               461.3      450.3      435.6      410.6       377.1      358.1      348.8      337.6      328.5     324.2
% Change                    -3.0%      -2.4%      -3.3%      -5.7%       -8.2%      -5.0%      -2.6%      -3.2%      -2.7%     -2.6%
Apparel & Oth
Textile                     106.2      103.4      102.3       96.4        89.7       86.5       83.9       79.3       75.2      76.6
% Change                    -2.4%      -2.6%      -1.1%      -5.8%       -7.0%      -3.6%      -3.0%      -5.5%      -5.2%     -1.4%
Printing &
Publishing                  103.8      100.5       98.0       94.5        86.9       82.0       81.9       82.2       82.2      80.9
% Change                     2.3%      -3.2%      -2.5%      -3.6%       -8.0%      -5.6%      -0.1%       0.4%       0.0%     -1.2%
T.C.P.U.                    240.5      245.2      242.9      255.9       245.1      230.8      230.0      228.2      229.8     232.1
 % Change                   -0.8%       2.0%      -0.9%       5.4%       -4.2%       5.8%      -0.3%      -0.8%       0.7%      0.0%
 Communications*             76.3       77.7       23.7       75.8        74.8       70.7       69.6       68.6       69.1      68.6
% Change                    -2.9%       1.8%     -69.5%     219.8%       -1.3%      -5.5%      -1.6%      -1.4%       0.7%     -1.3%
Trade                       758.3      758.1      751.7      726.3       676.2      652.9      645.4      653.6      668.5     680.5
% Change                    -0.1%      -0.0%      -0.8%      -3.4%       -6.9%      -3.4%      -1.1%       1.3%       2.3%      1.6%
 Wholesale Trade            269.3      267.1      262.2      253.0       234.9      225.7      219.2      218.9      223.0     223.9
% Change                    -1.4%      -0.8%      -1.8%      -3.5%       -7.2%      -3.9%      -2.9%      -0.1%       1.9%     -0.1%
Retail Trade                489.0      491.0      489.5      473.3       441.3      427.2      426.3      434.7      445.5     456.6
% Change                     0.6%       0.4%      -0.3%      -3.3%       -6.8%      -3.2%      -0.2%       2.0%       2.5%      2.5%
 Apparel &
Accessory                    52.2       52.5       54.1       53.9        50.0       48.9       50.1       51.0       52.5      53.2
  % Change                   3.2%       0.6%       3.0%      -0.4%       -7.2%      -2.2%       2.5%       1.8%       2.9%      0.8%
F.I.R.E.                    583.0      577.4      566.4      555.6       528.1      508.0      505.0      513.3      506.2     505.2
% Change                     4.2%      -1.0%      -1.9%      -1.9%       -4.9%      -3.8%      -0.6%       1.6%      -1.4%     -0.2%
Depository
Institutions                180.0      185.1      179.7      175.8       163.9      148.3      142.3      139.2      134.1     128.7
% Change                     0.7%       2.8%      -2.9%      -2.2%       -6.8%      -9.5%      -4.0%      -2.2%      -3.7%     -3.2%
 Security Brokers           159.9      155.1      147.7      139.5       131.5      133.2      137.8      148.6      147.9     152.2
  % Change                  12.4%      -3.0%      -4.8%      -5.6%       -5.7%       1.3%       3.5%       7.8%      -0.5%      2.8%
Services                  1,255.8    1,272.7    1,304.8    1,309.6     1,252.9    1,249.0    1,275.1    1,310.5    1,346.8   1,383.1
% Change                     3.1%       1.3%       2.5%       0.4%       -4.3%      -0.3%       2.1%       2.8%       2.8%      2.7%
Business Services           325.2      289.1      292.6      278.6         243      233.9      240.2      248.4      254.1     268.7
 % Change                    3.2%     -11.1%       1.2%      -4.8%      -12.8%      -3.7%       2.7%       3.4%       2.3%      4.6%
Educational
  Services                  108.1      112.7      114.3      115.0       111.3      109.7      110.6      114.2      116.9     117.4
 % Change                    2.7%       4.3%       1.4%       0.6%       -3.2%      -1.4%       0.8%       3.3%       2.4%      4.6%
Hotels & Lodging             36.7       38.2       39.3       38.8        35.7       35.7       35.1       35.7       37.0      37.8
% Change                     4.3%       4.1%       2.9%      -1.3%       -8.0%       0.0%      -1.7%       1.7%       3.6%      1.1%
Legal Services               71.9       74.9       79.8       80.9        76.5       74.6       74.4       73.8       72.3      70.3
% Change                     6.2%       4.2%       6.5%       1.4%       -5.4%      -2.5%      -0.3%      -0.8%      -2.0%     -1.3%
Motion Pictures                         23.7       24.6       25.9        25.2       21.9       25.9       34.2       37.2      44.8
% Change                                           3.8%       5.3%       -2.7%     -13.1%      18.3%      32.0%       8.8%     16.1%
Social Services             128.2      130.9      135.7      142.3       146.0      153.3      159.6      166.0      171.0     169.4
% Change                     1.2%       2.1%       3.7%       4.9%        2.6%       5.0%       4.1%       4.0%       3.0%     -0.7%

Total Private             3,298.9    3,457.2    3,453.8    3,402.3     3,203.2    3,106.6    3,110.7    3,153.8    3,191.0   3,246.1
% Change                     1.4%       4.8%      -0.1%      -1.5%       -5.9%      -3.0%       0.1%       1.4%       1.2%      1.3%

Total Government            661.5      677.7      684.1      691.5       675.6      665.9      661.9      649.2      624.6     595.5
% Change                     1.2%       2.4%       0.9%       1.1%       -2.3%      -1.4%      -0.6%      -1.9%      -3.8%     -2.1%
Local Government            504.1      519.7      528.2      532.5       524.5      516.9      515.9      503.4      481.4     457.7
% Change                     1.5%       3.1%       1.6%       0.8%       -1.5%      -1.4%      -0.2%      -2.4%      -4.4%    - 1.8%

According to the Bureau of Labor Statistics, employment in this sector was affected by a strike in 1989.

Sources: Bureau of Labor Statistics, Rosen Consulting Group (RCG)

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Rosen Consulting Group                                                         3

--------------------------------------------------------------------------------

                                    Table 2
                    New York MSA Employment by Sector (000)

                            1987       1988       1989       1990        1991      1992       1993       1994        1995     Sep-96
                            ----       ----       ----       ----        ----      ----       ----       ----        ----     ------
Total
Nonagricultural            4,113.6    4,134.8    4,138.0    4,093.8     3,878.8    3,772.5    3,772.6    3,803.2   3,815.6   3,841.4
 Absolute Change              58.4       21.2        3.2     (44.2)     (215.0)    (106.3)        0.1       30.6      12.4      30.0
Construction & Mining                   153.5      152.4      144.3       123.8      107.8      106.4      110.6     111.2     121.0
 Absolute Change                                   (1.1)      (8.1)      (20.5)     (16.0)      (1.4)        4.2       0.6       5.3
Manufacturing                461.3      450.3      435.6      410.6       377.1      358.1      348.8      337.6     328.5     324.2
 Absolute Change            (14.1)     (11.0)     (14.7)     (25.0)      (33.5)     (19.0)      (9.3)     (11.2)     (9.1)     (8.6)
  Apparel & 0th
   Textile                   106.2      103.4      102.3       96.4        89.7       86.5       83.9       79.3      75.2      76.6
   Absolute Change           (2.6)      (2.8)      (1.1)      (5.9)       (6.7)      (3.2)      (2.6)      (4.6)     (4.1)     (1.1)
  Printing &
   Publishing                103.8      100.5       98.0       94.5        86.9       82.0       81.9       82.2      82.2      80.9
   Absolute Change             2.3      (3.3)      (2.5)      (3.5)       (7.6)      (4.9)      (0.1)        0.3       0.0     (1.0)
T.C.P.U.                     240.5      245.2      242.9      255.9       245.1      230.8      230.0      228.2     229.8     232.1
 Absolute Change             (2.0)        4.7      (2.3)       13.0      (10.8)     (14.3)      (0.8)      (1.8)       1.6       0.0
  Communications*             76.3       77.7       23.7       75.8        74.8       70.7       69.6       68.6      69.1      68.6
  Absolute Change            (2.3)        1.4     (54.0)       52.1       (1.0)      (4.1)      (1.1)      (1.0)       0.5     (0.9)
Trade                        758.3      758.1      751.7      726.3       676.2      652.9      645.4      653.6     668.5     680.5
Absolute Change              (0.9)      (0.2)      (6.4)     (25.4)      (50.1)     (23.3)      (7.5)        8.2      14.9      10.9
 Wholesale Trade             269.3      267.1      262.2      253.0       234.9      225.7      219.2      218.9     223.0     223.9
  Absolute Change            (3.9)      (2.2)      (4.9)      (9.2)      (18.1)      (9.2)      (6.5)      (0.3)       4.1     (0.3)
  Retail Trade               489.0      491.0      489.5      473.3       441.3      427.2      426.3      434.7     445.5     456.6
  Absolute Change              3.0        2.0      (1.5)     (16.2)      (32.0)     (14.1)      (0.9)        8.4      10.8      11.2
 Apparel & Accessory          52.2       52.5       54.1       53.9        50.0       48.9       50.1       51.0      52.5      53.2
  Absolute Change              1.6        0.3        1.6      (0.2)       (3.9)      (1.1)        1.2        0.9       1.5       0.4
F.I.R.E.                     583.0      577.4      566.4      555.6       528.1      508.0      505.0      513.3     506.2     505.2
Absolute Change               23.6      (5.6)     (11.0)     (10.8)      (27.5)     (20.1)      (3.0)        8.3     (7.1)     (0.9)
 Depository
  Institutions               180.0      185.1      179.7      175.8       163.9      148.3      142.3      139.2     134.1     128.7
  Absolute Change              1.3        5.1      (5.4)      (3.9)      (11.9)     (15.6)      (6.0)      (3.1)     (5.1)     (4.3)
 Security Brokers            159.9      155.1      147.7      139.5       131.5      133.2      137.8      148.6     147.9     152.2
  Absolute Change             17.7      (4.8)      (7.4)      (8.2)       (8.0)        1.7        4.6       10.8     (0.7)       4.2
Services                   1,255.8    1,272.7    1,304.8    1,309.6     1,252.9    1,249.0    1,275.1    1,310.5   1,346.8   1,383.1
Absolute Change               38.0       16.9       32.1        4.8      (56.7)      (3.9)       26.1       35.4      36.3      36.1
 Business Services           325.2      289.1      292.6      278.6         243      233.9      240.2      248.4     254.1     268.7
  Absolute Change             10.2     (36.1)        3.5     (14.0)      (35.6)      (9.1)        6.3        8.2       5.7      11.7
 Educational
  Services                   108.1      112.7      114.3      115.0       111.3      109.7      110.6      114.2     116.9     117.4
  Absolute Change              2.8        4.6        1.6        0.7       (3.7)      (1.6)        0.9        3.6       2.7       5.2
 Hotels & Lodging             36.7       38.2       39.3       38.8        35.7       35.7       35.1       35.7        37      37.8
  Absolute Change              1.5        1.5        1.1      (0.5)       (3.1)        0.0      (0.6)        0.6       1.3       0.4
 Legal Services               71.9       74.9       79.8       80.9        76.5       74.6       74.4       73.8      72.3      70.3
  Absolute Change              4.2        3.0        4.9        1.1       (4.4)      (1.9)      (0.2)      (0.6)     (1.5)     (0.9)
 Motion Pictures                         23.7       24.6       25.9        25.2       21.9       25.9       34.2      37.2      44.8
  Absolute Change                                    0.9        1.3       (0.7)      (3.3)        4.0        8.3       3.0       6.2
 Social Services             128.2      130.9      135.7      142.3       146.0      153.3      159.6      166.0     171.0     169.4
  Absolute Change              1.5        2.7        4.8        6.6         3.7        7.3        6.3        6.4       5.0     (1.2)

Total Private              3,298.9    3,457.2    3,453.8    3,402.3     3,203.2    3,106.6    3,110.7    3,153.8   3,191.0   3,246.1
Absolute Change               44.6      158.3      (3.4)     (51.5)     (199.1)     (96.6)        4.1       43.1      37.2      42.8

Total Government             661.5      677.7      684.1      691.5       675.6      665.9      661.9      649.2     624.6     595.5
Absolute Change                7.7       16.2        6.4        7.4      (15.9)      (9.7)      (4.0)     (12.7)    (24.6)    (12.5)
 Local Government            504.1      519.7      528.2      532.5       524.5      516.9      515.9      503.4     481.4     457.7
  Absolute Change              7.6       15.6        8.5        4.3       (8.0)      (7.6)      (1.0)     (12.5)    (22.0)     (8.4)

*According to the Bureau of Labor Statistics, employment in this sector was affected by a strike in 1989.

Sources: Bureau of Labor Statistics, Rosen Consulting Group (RCG)

--------------------------------------------------------------------------------


Rosen Consulting Group                                                         4

The Services Sector

The single fastest-growing industry in the New York metropolitan area is the services industry, which grew at a strong rate of 2.7% during the year ended in September of 1996. With almost 1.4 million jobs, the services sector currently represents more than 36% of the New York metropolitan area's total employment base and about 43% of its private sector employment base. Between 1992 and year-end 1996, about 133,000 new jobs are expected to have been created in this sector (see Figure 2).

One of the largest components of the services industry is business services, with more than 265,000 jobs as of September 1996, representing 20% of total services employment. Business services includes a diverse array of industries, ranging from advertising to computer programming. Since 1992, growth in this sector, fueled by the overall health of the local economy, has averaged a robust 3.5% per year.

One very active area of small business creation is a new industry called "new media". The new media industry is a cross-disciplinary industry combining elements of computing technology, telecommunications and media content (information, entertainment, personal/group communications and transactions) to create products and services which can be used interactively by consumers and business users. The companies which work in this industry include entertainment software, online/Internet services, CD-ROM title developers, and web site designers. In addition, advertising and publishing companies participate in the industry, although their core businesses remain outside new media in traditional business lines. Roughly 1,250 firms in Manhattan belong to the new media industry, and employment growth is expected to be a dramatic 30% per year during each of the next three years. This industry is expected to become a major growth sector in the Manhattan economy for several reasons: (i) the focus of interactive media development is shifting from CD-ROM to the World Wide Web, the authoring

--------------------------------------------------------------------------------
Figure 2.
--------------------------------------------------------------------------------

                     Absolute Change in Services Employment
                                  New York MSA

     [Bar graph depicting Absolute Change in Services Employment 1972-1995]


Rosen Consulting Group                                                         5
technology of which has been more available to content creators; (ii) Manhattan is the home for many major media companies (broadcast, cable TV networks, magazine and book publishing) and these companies are moving the new media industry from experimentation to a more mainstream role in multiple-media strategies; and (iii) Manhattan is the center of the advertising industry, and advertising revenue is increasingly one of the key drivers of the new media industry. Strong growth in the new media industry will have major multiplier effects for the overall Manhattan economy. The direct benefits of growth in this industry will flow to business services and to the broadcast, publishing and advertising industries, all of which are concentrated in Midtown Manhattan.

Other important components of the service sector are motion pictures, legal, social, educational, hotels and lodging, and amusement and recreation services. All are highly concentrated in the metropolitan area and in Manhattan (see Table
3). For example, according to the National Law Journal, 64 of the 100 largest law firms have a presence in Manhattan, and 27 of those firms are based in Manhattan. In addition, four of the "Big Six" accounting firms have their national headquarters in Manhattan. While social and educational services are mainly population-serving, motion pictures, legal, hotels and lodging, and amusement and recreation services are export-oriented industries that have a large multiplier impact on

--------------------------------------------------------------------------------

                                    Table 3
                        New York MSA Location Quotients

              Sector                                  Location Quotient*
              ------                                  ------------------
              Security And Commodity Brokers                 8.52
              Motion Pictures                                2.42
              Legal Services                                 2.36
              Apparel And Other Textile Products             2.35
              Social Services                                2.25
              Finance, Insurance, And Real Estate            2.24
              Local And Interurban Passenger Transit         2.02
              Depository Institutions                        1.97
              Educational Services                           1.86
              Communications                                 1.60
              Printing And Publishing                        1.60
              Apparel And Accessory Stores                   1.36
              Services                                       1.27
              Amusement & Recreation Services                1.23
              Total Local Government                         1.22
              Engineering & Management Services              1.20
              Business Services                              1.18
              Health Services                                1.18
              Insurance Carriers                             1.15

               * A location quotient measures the regional concentration of employment in a particular industry. If employment in an industry were evenly distributed throughout the U.S., a region's location quotient would be 1.0. Mathematically, it is defined as the ratio of the percentage of total employment in industry x in a given region divided by the percentage of total employment in industry x nationally.

               Sources: U.S. Bureau of Labor Statistics, Rosen Consulting Group
               (RCG) Rosen Consulting Group (RCG)

--------------------------------------------------------------------------------


Rosen Consulting Group                                                         6
the local economy. Among the largest employers in New York City are several major media and broadcasting companies, including Time Warner, Westinghouse Electric, which owns CBS, and Walt Disney Company, which owns Capital Cities/ABC (see Table 4). The motion picture industry alone has added 22,900 new jobs since 1992 in the New York MSA, representing stunning growth of 19.6% per year.

Other fast-growing service sectors are those that benefit from tourism and visitor spending. Total visitor volume has increased at an annual rate of 1.5% to 3.0% during the last three years. Similarly, visitor spending has risen at moderately strong rates ranging between 3% and 8.5% annually during the same period, bringing total visitor spending to nearly $12.5 billion as of year-end 1996. This represents roughly 3.4% of the gross city product of $363.8 billion. Visitor volume and spending has benefited substantially from the dramatic decline in crime in New York City over the past three years (see Quality of Life, p. 12). Reflecting the strength of visitor spending, the hotel and lodging industry is enjoying strong revenue growth. Hotel occupancy is up to 79.6% as of the third quarter of 1996 and the average daily room rate is up to $162.90 as of the third quarter of 1996, which represents a robust increase of 6% per year for the last three years (see Figures 3 and 4). Since 1993, the number of hotel room nights filled has grown from 14.8 million to 17.1 million, representing a gain of nearly 5% per year (see Figure 5).

--------------------------------------------------------------------------------

                                    Table 4
                          New York City Top Employers

         Rank    Firm                         Employees   Sector
         ----    ----                         ---------   ------
         1       Chase Manhattan Corp.          31,000    Banking
         2       NYNEX Corp.                    25,000    Telecommunications
         3       Citicorp                       19,000    Banking
         4       Columbia University            14,800    Education
         5       Consolidated Edison of NY      14,700    Utility
         6       New York University            14,000    Education
         7       Travelers Group                12,000    Insurance/Financial
         8       Time Warner, Inc.              10,400    Media
         9       Merrill Lynch & Company         8,900    Financial Services
         10      Bank of New York                8,600    Banking
         11      New York Times                  8,200    Publisher
         12      American Airlines               7,900    Airline
         13      J.P. Morgan & Company           7,200    Financial Services
         14      Bankers Trust New York          7,150    Banking
         15      Morgan Stanley                  5,800    Financial Services
         15      Bear Stearns                    5,800    Financial Services
         16      Lefrak Organization             5,700    Real Estate Developer
         17      Walt Disney Company             5,500    Entertainment
         18      Metropolitan Life Insurance Co. 5,150    Insurance
         19      American International Group    4,950    Insurance
         20      Federated Department Stores     4,900    Retail
         20      Equitable Companies             4,900    Insurance/Financial
         21      Westinghouse Electric Corp.     4,800    Broadcasting

         Source:  ND International Trade

--------------------------------------------------------------------------------


Rosen Consulting Group                                                         7

--------------------------------------------------------------------------------
Figures 3 - 5.
--------------------------------------------------------------------------------

                              Hotel Occupancy Rate
                                 New York City

              [Bar graph depicting Hotel Occupancy Rate 1990-1996]


                            Average Daily Hotel Rate
                                 New York City

            [Bar graph depicting Average Daily Hotel Rate 1990-1996]


                            Hotel Room Nights Filled
                                 New York City

            [Bar graph depicting Hotel Room Nights Filled 1990-1996]

Source: New York Convention and Visotors Bureau

Rosen Consulting Group                                                         8

The Trade Sector

In absolute numbers, the trade sector is the second largest and fastest growing part of the metropolitan economy, with an employment gain of 1.6%, during the past year. About 67% of the metropolitan area's trade jobs are in the retail sector, where growth was an even stronger 2.5% during the 12 months ended in September of 1996. The retail industry has benefited from improved city services, reduced crime and an increase in the number of visitors and their spending volume. The improved health of the New York economy has stimulated spending by locals, which when combined with increased visitor spending, has caused retail sales growth to accelerate from 2.8% in 1994 to 4.3% in 1996.

Further attesting to the strength of the retail trade sector, a number of retailers are expanding in New York City and are adding new employees. Not only are big box discount retailers establishing a niche, but upscale designers are opening outlets. Kmart is already establishing a presence with stores on 34th Street west of 7th Avenue and at Astor Place in the North of Houston Street
(NoHo) area. Upscale designers and manufacturers, such as Calvin Klein, Armani and Valentino, are also opening retail stores. Demand from designers has reportedly caused rents on Madison Avenue to rise 15% during each of the past three years to more than $300 per square foot per year. In some cases, rents are $400 per square foot per year on upper Madison Avenue and $500 per square foot on Fifth Avenue. Retail development is also moving into the downtown and Times Square areas. Forest City Ratner is developing a 335,000 square-foot project next to the New Amsterdam Theater, which Disney is renovating. In addition, One Times Square is being redesigned with plans calling for 15,000 square feet of retail space. The redevelopment of Times Square is expected to create 20,000 jobs and to generate significant new taxes.

Finance, Insurance and Real Estate Employment

Following several years of acquisitions and mergers in the commercial banking industry, employment in the metropolitan area's overall finance, insurance and real estate (FIRE) sector appears to be stabilizing, with a small loss of 0.2% between September of 1995 and 1996. Despite recent employment losses, half of New York City's top 23 employers are financial institutions (see Table 4). According to Pensions and Investments magazine, four of the ten largest money managers in the U.S., ranked by total assets, are based in Manhattan, and the Securities Industry Association reports that 23 of the 25 largest U.S. securities firms are based in Manhattan. In addition, according to The American Banker, three of the nation's top four commercial banks are based in Manhattan. Commercial banks have consolidated to be competitive with non-bank institutions that now offer bank-like depository and lending services. For example, the merger of Chase Manhattan Bank and Chemical Banking Corporation will result in the loss of 4,000 jobs in the greater New York area, most of which are retail banking jobs, such as tellers. The consolidation of commercial banks has created a much more competitive set of players, many of which are located in Midtown Manhattan. Other FIRE sector industries are also consolidating, which in some cases has translated to new jobs for New York City, including the consolidation of Mutual of New York's operations that resulted in the relocation of 350 jobs to New York City. Other companies in this sector, specifically international banks, are increasing their presence in Manhattan. Foreign financial institutions, such as Deutsche Bank and UBS Securities, have been hiring aggressively in Manhattan.


Rosen Consulting Group                                                         9

With approximately 152,200 jobs, the securities industry represents 4% of the overall employment base in the metropolitan area. Although it represents only a small part of the economy, this industry is highly concentrated in New York, and many of the world's most active underwriters are based in New York or have a strong presence there. For example, San Francisco-based Montgomery Securities recently established a New York office. Employment in the securities industry has increased an average of 2.7% per year since 1991, which has helped to turn the New York metropolitan economy around following the recession in the early 1990s. Because per person wages on Wall Street average $150,000, the multiplier effect of these jobs on other employment sectors is large.

The number of jobs in the securities and commodities brokers employment sector in the New York metropolitan area has increased by 15.7% from its recession trough of 131,500 in 1991. Record volumes of underwriting activity indicate that additional growth is still possible in this industry. According to the State Comptroller of New York, during the first three quarters of 1996, the securities industry earned $9.6 billion in profits, exceeding the previous record of $8.6 billion in 1993. In the long term, both the finance and securities industries will contribute to local economic growth because of New York's position as an international center of finance and securities innovation.

The Transportation, Communications, Public Utilities and Manufacturing Sectors

Employment in the New York metropolitan area's transportation, communications and public utilities (TCPU) sector is stable. The communications part of this sector has been affected by the merger of several Bell operating companies across the nation, the merger of cable and entertainment firms, of publishers and broadcasters and of broadcasters and entertainment firms. Some of the mergers have resulted in new jobs for the New York metropolitan area as companies consolidate operations from other cities.

The New York metropolitan area has gradually shed manufacturing jobs. Because it is an urban center, New York is less appealing for traditional manufacturing, and many manufacturers have relocated. Many manufacturing firms have returned a large volume of industrial space to the market, with such space gradually being converted to office or residential uses. An increasing proportion of the manufacturing jobs in New York are actually white-collar management or staff positions.

The Public Sector

New York City's government is reinventing itself. More than three-fourths of the metropolitan area's total government employment is in local government, and the remaining 23% is state and federal government employment. As a result of intense efforts to streamline the government sector and to provide government services more efficiently, local government employment has declined by about 75,000 jobs, or 14%, since 1990.

The strong growth in private sector employment, coupled with a much more disciplined approach to city services and expenditures, have resulted in both a greatly improved outlook for New York City's budget and higher quality of city services. Based on tax revenues received during the first five months of the 1997 fiscal year, actual city revenues will be $800 million ahead of budget in fiscal 1997. This increase in revenues comes in spite of reduced taxes. Among the taxes which have been reduced or eliminated are the commercial occupancy tax (on tenants), taxes on proprietorships and partnerships, hotel occupancy taxes, transfer taxes and gains taxes.


Rosen Consulting Group                                                        10

The overall business climate in New York has improved significantly as a result of both private sector initiatives and public sector programs. The most visible private sector initiatives have been the Business Improvement Districts (BIDs). A BID is formed by a group of employers in a geographic area with the express purpose of improving the business environment in the area through heightened security, improved street cleaning and lighting and other business-enhancing services. Following on the success of three large BIDs in the Grand Central Terminal, Penn Station and Times Square areas, approximately 33 additional BIDs in New York City have been created.

In addition, a number of public sector efforts have been launched to improve New York City's business environment, specifically to retain the existing base of employers and attract additional employers. For example, the New York Economic Development Department has been involved with 23 transactions since mid-1994, amounting to the retention of 55,482 jobs as of November of 1996. The strong effort to encourage companies to stay in New York City is in response to the competitive incentives being offered by Connecticut and New Jersey.

Employment Outlook

The outlook for the New York metropolitan economy is strong. Private sector employment in the metropolitan area will grow at a 1.2% rate in 1996 and will continue to increase at close to 1% annually through 1998 (see Table 5). The strong growth of the national economy will fuel activity in the finance sector, which includes the securities industry. However, much of the growth will continue to occur in the services sector, especially in industries such as advertising, law, software, motion pictures, hotels and tourism. Specifically, because of the large number of corporate headquarters in New York and the city's

--------------------------------------------------------------------------------

                                    Table 5
                     New York MSA Employment Forecast (000)

                               1994      1995     1996f      1997f     1998f
                               ----      ----     -----      -----     -----

Total Nonagricultural        3,803.2   3,815.6   3,838.5    3,865.4   3,896.3
 % Change                       0.8%      0.3%      0.6%       0.7%      0.8%
Construction                   108.5     110.2     110.0      105.4     103.4
 % Change                       3.1%      1.6%     -0.2%      -4.2%     -1.9%
Manufacturing                  337.6     328.5     321.3      313.1     307.1
 % Change                      -3.2%     -2.7%     -2.2%      -2.6%     -1.9%
Trade                          653.6     668.5     681.3      682.9     687.0
 % Change                       1.3%      2.3%      1.9%       0.2%      0.6%
Services                     1,310.5   1,346.7   1,382.3    1,416.1   1,450.4
 % Change                       2.8%      2.8%      2.6%       2.4%      2.4%
T.C.P.U                        228.2     229.8     231.6      231.1     229.8
 % Change                      -0.8%      0.7%      0.8%      -0.2%     -0.6%
F.I.R.E                        513.3     506.2     501.5      503.8     506.3
 % Change                       1.6%     -1.4%     -0.9%       0.5%      0.5%
Total Private                3,154.0   3,191.1   3,229.0    3,253.6   3,285.3
 % Change                       1.4%      1.2%      1.2%       0.8%      1.0%

Government                     649.2     624.5     609.4      611.7     611.0
 % Change                      -1.9%     -3.8%     -2.4%       0.4%     -0.1%

Sources: Bureau of Labor Statistics, Rosen Consutting Group (RCG)

--------------------------------------------------------------------------------


Rosen Consulting Group                                                        11
position as the center for much of the intellectual and creative aspects of business, local business services such as advertising will benefit disproportionately from continued strong growth in the national economy. Strong growth in small businesses, such as those in the "new media" industry, will further enhance the growth prospects for business services and, generally, other industries which provide services to businesses.

Quality of Life

The vibrancy of New York City is a function of more than job growth. With about
8.6 million people in 1995, the metropolitan area ranks second only to Los Angeles in terms of population. Many New Yorkers are highly educated. According to the 1990 Census, about 42% of the population over the age of 25 in New York County had a bachelor's degree and almost half of those had a graduate or professional degree, rates that are well above the national average. New York City is also a cultural hotspot, with many of the nation's and world's leading restaurants and a rich concentration of theater and performing arts. Because of the large number of people living and working in such a small area, activity occurs around the clock, making New York a 24-hour city.

From a quality of life perspective, Mayor Giuliani's efforts to improve city services, reduce taxes and crime, and streamline city government are paying off. Crime is down dramatically in New York City, particularly compared to national crime trends (see Figure 6). For the first six months of 1996, New York City ranked 142nd for total crime among the 188 largest U.S. cities. According to the New York City Police Department, New York City's crime rate decreased 16% during 1996, and the seven felony categories have declined a cumulative 39% since 1993. This decrease is greater than any other large U.S. city during the last three years. Several factors are contributing to this decline including increased drug enforcement efforts and police redeployment to problem areas. The drastic reduction in crime has been a boon to the tourism industry, which has experienced strong gains in visitor volume, spending and hotel occupancy. In turn, reduced crime and more tourism activity has stimulated after-business-hours activities such as theater, dining and clubs, reinforcing New York's reputation as a 24-hour city.

--------------------------------------------------------------------------------
Figure 6.
--------------------------------------------------------------------------------

                         New York City Crimes Reported
                           (per thousand inhabitants)

          [Bar graph depicting New York City Crimes Reported 1951-1995]


Rosen Consulting Group                                                        12

The Office Market

Summary

New York City has the largest office market in the country, with an overall stock of more than 360 million square feet in Downtown and Midtown. The size of this market exceeds the combination of the next six largest central business districts in the nation, those of Chicago, the District of Columbia, Boston, San Francisco, Philadelphia and Los Angeles. Improved job growth in recent years has caused office market conditions in New York to strengthen. Most of the office market improvement is occurring in Midtown, which includes the area from West 30th Street and East 32nd Street in the south to 70th Street in the north, from the Hudson River to the East River. At year-end 1996, the overall Midtown office vacancy rate was expected to fall to 11.5% from a peak of 17.2% in 1992 (see Tables 6 and 7). The overall Class A vacancy rate was expected to drop from a peak of 17.6% in 1990 to 10.8% at year end 1996, and the direct Class A vacancy rate (i.e. excluding sublease space) was expected to fall from a peak of 13.3% in 1990 to 8.5% at year end 1996 (see Tables 6, 8 and 9).

--------------------------------------------------------------------------------

                                     Table 6
                Summary of Midtown Manhattan Vacancy Rate Trends

                                                                                             Cumulative
                                                                                       Calculated/Forecasted
                             Peak Vacancy Rate                                             Net Absorption
                             -----------------              Percentage     Percentage        1991-1996f
                               Year                1996f    Point Change     Change            SF(000)
                               ----                -----    ------------     ------            -------
Overall          (Table 7)     1992     17.2%      11.5%        5.7           33.1%             15,141
Overall Class A  (Table 8)     1990     17.6%      10.8%        6.8           38.6%             14,231
Direct Class A   (Table 9)     1990     13.3%       8.5%        4.8           36.1%             10,946

Sources: Historical Data-Cushman & Wakefield of New York; Calculations and
         Forecasts-Rosen Consulting Group.

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                                     Table 7
                 Midtown Manhattan Overall Office Market Trends

                                                                                              ---------
                                        1990      1991      1992      1993      1994     1995      3Q96     1996e    1997f    1998f
                                        ----      ----      ----      ----      ----     ----      ----     -----    -----    -----
Total Stock               SF (000)   218,258   218,961   221,252   221,462   221,632  221,632   221,632   221,632  221,632  221,632
New Construction          SF (000)     4,188       703     2,290       211       170        0         0         0        0        0
Calculated Net Absorption SF (000)                 583     1,677     2,148     6,413    1,727     1,773     2,592    3,888    2,978
Occupied Stock            SF (000)   180,936   181,519   183,196   185,345   191,758  193,485   195,258   196,077  199,964  202,943
Vacancy Rate                           17.1%     17.1%     17.2%     16.3%     13.5%    12.7%     11.9%     11.5%     9.8%     8.4%
Direct Gross Ask. Rent    Per SF      $38.07    $35.14    $32.04    $31.20    $31.17   $30.26    $30.63    $31.04   $32.38   $34.38
Rent Growth                                      -7.7%     -8.8%     -2.6%     -0.1%    -2.9%               -2.6%     4.3%     6.2%
                                                                                              ---------

Sources: Historical data on construction, vacancy & rents-Cushman & Wakefield of New York; Calculations and forecasts-RCG.

--------------------------------------------------------------------------------


Rosen Consulting Group                                                        13

--------------------------------------------------------------------------------

                                     Table 8
             Midtown Manhattan Overall Class A Office Market Trends

                                                                                           ---------
                                     1990      1991      1992      1993      1994     1995      3Q96     1996e    1997f    1998f
                                     ----      ----      ----      ----      ----     ----      ----     -----    -----    -----
Total Stock            SF (000)   164,930   165,633   167,923   168,134   168,304  168,304   168,304   168,304  168,304  168,304
New Construction       SF (000)     4,188       703     2,290       211       170        0         0         0        0        0
Calculated Net Absorp. SF (000)               1,076     2,734     1,586     5,440    1,202     2,020     2,194    2,666    2,234
Occupied Stock         SF (000)   135,902   136,978   139,712   141,298   146,737  147,939   149,959   150,133  152,799  155,032
Vacancy Rate                        17.6%     17.3%     16.8%     16.0%     12.8%    12.1%     10.9%     10.8%     9.2%     7.9%
                                                                                           ---------

Sources: Historical data on construction, vacancy & rents-Cushman & Wakefield of New York; Calculations and forecasts-RCG.

--------------------------------------------------------------------------------

Despite higher asking rents in Midtown, some traditional downtown tenants, such as banks and securities firms, have moved and are continuing to move to Midtown locations because they believe that the Midtown amenities and transportation advantages outweigh the cost savings of Downtown locations. For example, businesses relocating from Downtown during the 1990s have occupied at least two million net square feet of space in Midtown. Other tenants generating strong demand for Midtown office space include those in

--------------------------------------------------------------------------------

                                     Table 9
             Midtown Manhattan Class A Direct Office Market Trends

                                                                                              ---------
                                        1990      1991      1992      1993      1994     1995      3Q96     1996e    1997f    1998f
                                        ----      ----      ----      ----      ----     ----      ----     -----    -----    -----
Total Stock               SF (000)   164,930   165,633   167,923   168,134   168,304  168,304   168,304   168,304  168,304  168,304
New Construction          SF (000)     4,188       703     2,290       211       170        0         0         0        0        0
Calculated Net Absorp.    SF (000)               1,113     2,218      (329)    4,610    1,675     1,595     1,659    2,027    1,694
Occupied Stock            SF (000)   143,031   144,144   146,362   146,034   150,643  152,318   153,913   153,977  156,004  157,698
Vacancy Rate                           13.3%     13.0%     12.8%     13.1%     10.5%     9.5%      8.6%      8.5%     7.3%     6.3%
Dir. Cl. A Gross Ask. Rent Per SF     $41.79    $38.94    $35.82    $34.28    $34.84   $34.90    $35.72    $36.16   $37.89   $40.28
Rent Growth                                      -6.8%     -8.0%     -4.3%      1.6%     0.2%                3.6%     4.8%     6.3%
                                                                                              ---------

Sources: Historical data on construction, vacancy & rents-Cushman & Wakefield of New York; Calculations and forecasts-RCG.

--------------------------------------------------------------------------------

the advertising, printing and publishing, legal services, and communications industries. Compared to other major world business centers, office rents in Midtown Manhattan are relatively inexpensive, making Midtown attractive to foreign companies. A July 1996 world survey of office rents by Richard Ellis Company ranked Midtown Manhattan 14th among major business centers around the world. Midtown Manhattan was less expensive than Bombay, Tokyo, Hong Kong, Moscow, London, Singapore, Beijing and Paris. In spite of increased demand, construction activity is minimal, and even if construction activity were strong, because of the size of the market, any single development would have little impact on the market. Additional demand, combined with a lack of new construction for the near term, leads us to believe that the overall Midtown vacancy rate will fall to 8.4% by 1998, while the overall Class A vacancy rate will fall to 7.9% and the direct Class A vacancy rate will fall to 6.3% in 1998.


Rosen Consulting Group                                                        14

Demand Analysis

In order to capture the actual demand in the Midtown office market, we have utilized three measures (see Table 10). The first is gross leasing activity, which involves summing up all the leases signed in the market. This measures all leases, including renewals of existing leases and moves within the market and, as a result, may lead to some double counting of space. It also includes pre-leasing of space in new buildings. However, it is a good measure of the overall health of the office marketplace. A second measure, derived from the vacancy rate, is calculated net absorption. Calculated net absorption is a constructed data series created by examining the change in occupied stock. The change in occupied stock is, in turn, created by multiplying the occupancy rate (1- vacancy rate) by the total stock of space. It must be emphasized that this is a "constructed" data series to approximate historical net absorption. It is the best measure of net demand for office space. The third measure of office space demand is constructed from employment growth and is generally used to forecast office space demand. Specifically, job growth by "office-using sectors" is multiplied by an office space utilization factor, in this case 200 square feet per person, to produce a forecasted net absorption of office space. All three measures of demand, gross leasing activity, calculated net absorption, and forecasted net absorption, must be viewed as proxies for demand because there are no "official" numbers to measure demand.

--------------------------------------------------------------------------------

                                    Table 10
            Midtown Manhattan Office Absorption Comparison (SF 000)

                                                                                                                      Cumulative
                                                                                                                      Calculated/
                                                                                                                      Forecasted
                                                                                  ------                              Net Absorption
                                         1991    1992    1993     1994    1995     9M96   1996e     1997f   1998f     1991-1996f (1)
                                         ----    ----    ----     ----    ----     ----   -----     -----   -----     -------------
Gross Leasing Activity                  11,754  14,567  15,704   17,359  16,843   13,112
Calculated Overall Net Absorption          583   1,677   2,148    6,413   1,727    1,773
Calculated Cl. A Overall Net Abs.        1,076   2,734   1,586    5,440   1,202    2,020
Calculated Cl. A Direct Net Abs.         1,113   2,218    (329)   4,610   1,675    1,595
Forecasted Overall Net Absorption (2)                                                      2,592    3,888   2,978        15,141
Forecasted Cl. A Overall Net Abs. (2)                                                      2,194    2,666   2,234        14,231
Forecasted Cl. A Direct Net Abs. (2)                                                       1,659    2,027   1,694        10,946
                                                                                  ------

(1) Sum of historical calculated net absorption and forecasted net absorption from 1991 to 1996f (excluding 9M96).

(2) Assumes 55% of all new office jobs are located in Midtown and each person occupies 200 square feet.

Sources: Gross Leasing Activity-Cushman & Wakefield of New York; Calculated and
         Forecasted Net Absorption-RCG.

--------------------------------------------------------------------------------


Rosen Consulting Group                                                        15

As Figure 5 shows, gross leasing activity in Midtown has been strong during the past several years. In both 1994 and 1995, gross leasing activity exceeded 16.5 million square feet, and activity through the first nine months of 1996 indicates that 1996 will be stronger than 1995 and slightly greater than 1994. This leasing activity signifies that the overall Midtown Manhattan market is healthy.

--------------------------------------------------------------------------------
Figure 5.
--------------------------------------------------------------------------------

                         Gross Office Leasing Activity
                               Midtown Manhattan
                         ------------------------------

  [Bar chart depicting gross office leasing activity in Midtown Manhattan from
                       1986 through an estimate of 1996.]

Sources: Cushman & Wakefield of New York, Forecast-RCG

Strong growth in business services and the stabilization of the commercial banking industry have fueled net absorption in recent years. As office demand growth surged in 1994 and 1995, overall calculated net absorption in Midtown reached 6.4 million and 1.7 million square feet, respectively. Class A overall calculated net absorption represented approximately 82% of total calculated net absorption in Midtown during this period, and Class A direct calculated net absorption was about 77% of the overall total. However, during the first nine months of 1996, negative calculated net absorption in the Class B market put a drain on overall calculated net absorption. As a result, Class A overall calculated net absorption exceeded the market total through the third quarter of 1996, thereby pushing the Midtown Class A overall vacancy rate down further than the Midtown total.


Rosen Consulting Group                                                        16

Forecasted net absorption is based on the number of "office occupying" jobs created. As Table 11 shows, the FIRE sector has been flat to slightly weaker in recent years. Although mergers continue in the banking industry, many of the jobs lost are in the retail banking sector and involve employees working at retail branches, rather than in offices. In addition, other employment sectors, whose employees typically do not occupy office space, are more likely to occupy office space in New York. For example, manufacturing, textile and communications companies in New York frequently have a management presence in the city as opposed to physical operations. As a result, RCG conservatively estimates that 10% of private sector jobs, excluding FIRE and services, will occupy office space. Assuming each new employee occupies about 200 square feet and just over half of the new jobs created are in Midtown, we estimate average overall demand for about 2.6 million square feet in 1996, increasing to 3.9 million square feet in 1997 and falling somewhat during 1998 (see Figure 6). Demand for Class A space will represent about 75% of the Midtown total, and assuming that 15% to 25% of Class A tenants occupy sublease space, we estimate demand for about 1.7 million square feet of direct Class A space during 1996, a figure which will increase to 2.0 million square feet in 1997 (see Figures 7 and 8).

--------------------------------------------------------------------------------

                                    Table 11
                  New York MSA Office Employment Growth (000)

                             1986     1987     1988     1989     1990     1991     1992     1993     1994     1995     1996e
                             ----     ----     ----     ----     ----     ----     ----     ----     ----     ----     -----
Office Occupy. FIRE Jobs     559.4    583.0    577.4    566.4    555.6    528.1    508.0    505.0    513.3    506.2    501.5
  Security & Commod. Brok.   142.2    159.9    155.1    147.7    139.5    131.5    133.2    137.8    148.6    147.9    150.3
  Depository Institutions    178.7    180.0    185.1    179.7    175.8    163.9    148.3    142.3    139.2    134.1    128.9
  Nondepository
    Institutions                                10.2     10.0     10.7      9.7      9.1      9.3      9.5      9.5      9.0

Office Occupy. Svcs. Jobs    637.8    657.6    720.2    738.3    729.9    674.7    663.3    676.2    693.0    708.2    725.6
   Business Services         315.0    325.2    289.1    292.6    278.6    243.0    233.9    240.2    248.4    254.1    262.5
   Legal Services             67.7     71.9     74.9     79.8     80.9     76.5     74.6     74.4     73.8     72.3     71.0
   Membership Orgs.           61.7     61.1     62.4     63.1     63.5     61.6     61.1     61.7     62.1     62.8     63.3
   Engin. & Mgmt Svcs.                         109.6    114.0    113.7    100.9     98.4    100.3    102.9    106.1    109.9
   Other                     193.4    199.4    184.2    188.8    193.2    192.7    195.3    199.6    205.8    212.9    218.9

Other Private Sector Ofc.    536.7    544.8    550.8    556.1    553.9    527.9    517.9    520.5    525.0    528.1    532.9

Total Office Jobs          1,733.9  1,785.4  1,848.4  1,860.8  1,839.5  1,730.7  1,689.2  1,701.7  1,731.3  1,742.5  1,760.0
New Office Jobs Created       58.2     51.5     63.0     12.4    (21.3)  (108.7)   (41.6)    12.5     29.6     11.2     17.5

                             1997f    1998f
                             -----    -----
Office Occupy. FIRE Jobs     503.8    506.3
  Security & Commod. Brok.
  Depository Institutions
  Nondepository
    Institutions

Office Occupy. Svcs. Jobs    757.6    776.0
   Business Services
   Legal Services
   Membership Orgs.
   Engin. & Mgmt Svcs.
   Other

Other Private Sector Ofc.    538.9    545.1

Total Office Jobs          1,800.3  1,827.4
New Office Jobs Created       40.4     27.1

Sources: Bureau of Labor Statistics, Forecast-Rosen Consulting Group (RCG).

--------------------------------------------------------------------------------


Rosen Consulting Group                                                        17

--------------------------------------------------------------------------------
Figures 6 to 8.
--------------------------------------------------------------------------------

                             Overall Net Absorption
                               Midtown Manhattan
                             ----------------------

  [Bar graph depicting Overall Net Absorption in Midtown Manhattan from 1991 -
                 1995 (Calculated) and 1996 - 1998 (Forecasted)]

Source: RCG


                         Class A Overall Net Absorption
                               Midtown Manhattan
                         ------------------------------

  [Bar graph depicting Class A Overall Net Absorption in Midtown Manhattan from
             1991 - 1995 (Calculated) and 1996 - 1998 (Forecasted)]

Source: RCG


                         Class A Direct Net Absorption
                               Midtown Manhattan
                         -----------------------------

  [Bar graph depicting Class A Direct Net Absorption in Midtown Manhattan from
             1991 - 1995 (Calculated) and 1996 - 1998 (Forecasted)]

Source: RCG


Rosen Consulting Group                                                        18

Forecasted Supply Analysis

Future improvement in the Manhattan office market will be a function of both forecasted construction and demand growth. Currently, very little construction is either planned or proposed, since market rents are well below the level needed to justify substantial new construction. Other factors limiting new development are the lack of available sites and the long lead time for new construction. However, as leasing options diminish and the market anticipates strong increases in rents, construction activity is returning to the market. A major project of about 1.5 million square feet recently broke ground. In addition, build-to-suit projects are underway for LVMH, the parent of Louis Vuitton, and for the German Mission to the United Nations. Assuming development costs of approximately $344 per square foot, an expected return of 10%, and no tax incentives for development, an effective rent of approximately $53.65 is needed to make construction economically viable (see Table 12).

--------------------------------------------------------------------------------

                                    Table 12
                        Midtown Manhattan Office Market
                         Economic Rents in 1996 ($/SF)

Land                                                                     $ 85.00
Hard Costs (Core & Shell)                                                 150.00
Soft Costs                                                                 46.25
Tenant Improvements                                                        50.00
Leasing Commissions                                                        13.20

Total Development Costs                                                  $344.45

NOI Necessary to Achieve 10% Return                                        34.45
Plus: Stabilized Vacancy (5%)                                               2.70
Plus: Expenses                                                             16.50

Effective Rent Necessary to Achieve 10% Return                           $ 53.65

Current Midtown Class A Direct Asking Office Rent                        $ 35.72


Source: Cushman & Wakefield, Rosen Consulting Group Estimates

--------------------------------------------------------------------------------

Rent Analysis

Rent growth is inversely related to the vacancy rate. When market conditions tighten and the market vacancy rate falls below the optimal vacancy rate, rent growth accelerates. For example, the Midtown Class A direct vacancy rate was at its highest between 1990 and 1993, during which time asking rents decreased (see Figures 9 and 10). Since 1993, the Midtown Class A direct vacancy rate has decreased, and as market conditions have firmed, Class A direct asking rents have increased.


Rosen Consulting Group                                                        19

To forecast rent growth, we use a stock-adjustment disequilibrium model in which we assume that future rent growth will be a function of inflation plus a coefficient times the difference between the optimal vacancy rate (we assumed 11% overall and 9% direct) and the market vacancy rate. Based on our forecasted vacancy rates, we believe that, by 1998, the overall Midtown vacancy rate will fall to 8.4% which will cause asking rents to increase 6.2% (see Table 7). Class A direct asking rents will accelerate more rapidly because of a forecasted lower vacancy rate of 6.3% in 1998 (see Table 9).

--------------------------------------------------------------------------------
Figures 9 and 10
--------------------------------------------------------------------------------

                     Office Vacancy Rates and Asking Rents
                        Midtown Manhattan Class A Direct
                     -------------------------------------

   [Bar/Line graph depicting office vacancy rates and asking rents for Midtown Manhattan Class A Direct for 1990 - 1995 (Actual), 1996 (Estimated) and 1997 -
                                1998 (Forecast).]

Sources: Cushman & Wakefield of New York, Forecast-RCG


                     Chg. in Class A Direct Gross Ask. Rent
                               Midtown Manhattan
                     --------------------------------------

        [Line graph depicting change in Class A Direct Gross Asking Rent in Midtown Manhattan for 1991 - 1995 (Actual), 1996 (Estimated)
                          and 1997 - 1998 (Forecast).]

Sources: Cushman & Wakefield of New York, Forecast-RCG


Rosen Consulting Group                                                        20

Following is a discussion of office market trends in the three submarkets which comprise Midtown Manhattan. The analysis compares the performance of the office buildings in which The Mendik Company ("the Company") owns an interest with the submarkets in which the buildings are located.

Midtown West Submarket

The Midtown West submarket encompasses the area of Manhattan from 30th Street to 47th Street, west of Fifth Avenue, and the area from 47th Street to 70th Street, west of Seventh Avenue. It contains the Pennsylvania Station train station and the Port Authority Bus Terminal. It also contains Times Square, which is currently undergoing a major redevelopment, and the Garment District.

Conditions in the Midtown West submarket have improved dramatically since 1991. The Class A direct vacancy rate has fallen almost in half from 16.3% in 1991 to 8.3% in the third quarter of 1996 (see Figure 11). Within the submarket, the buildings in which the Company has an ownership interest, at Two Penn Plaza, Eleven Penn Plaza and 1740 Broadway, have historically outperformed the market in terms of vacancy (see Table 13).

The Midtown West submarket experienced declining asking rents between 1992 and 1994, but rent growth resumed in 1995 and through the first three quarters of 1996 (see Figure 12). Although asking rents have yet to rebound to their peak of the early 1990s, the improved vacancy rate and rising rents have caused developers to become more interested in the submarket. In fact, the Midtown West submarket is the location of the only major office construction project in New York. The Durst Organization has broken ground on the 1.5 million square-foot Four Times Square office project with completion slated for 1999. Earlier this year, Conde Nast pre-leased more than 550,000 square feet with an option for more space, and the law firm of Skadden, Arps, Slate Meagher & Flom recently committed to about 660,000 square feet in the new tower.

--------------------------------------------------------------------------------

                                    Table 13
           Comparison of Mendik Properties to Midtown West Submarket
                      Class A Direct Office Vacancy Rates

                        1991    1992    1993    1994    1995    3Q96
                        ----    ----    ----    ----    ----    ----

Midtown West           16.3%   14.1%   11.7%    9.2%    8.9%    8.3%

  Two Penn Plaza        4.6%    5.3%    4.0%    5.8%    6.3%    3.8%
  Eleven Penn Plaza     9.0%   11.4%   11.8%    5.9%    4.1%    5.0%
  1740 Broadway        12.0%    2.0%    0.0%    0.0%    0.0%    0.0%

Sources: Cushman & Wakefield of New York, The Mendik Company.

--------------------------------------------------------------------------------


Rosen Consulting Group                                                        21

--------------------------------------------------------------------------------
Figures 11 and 12.
--------------------------------------------------------------------------------

                     Office Vacancy Rates and Asking Rents
                     Midtown West Submarket Class A Direct
                     -------------------------------------

[Bar/Line graph depicting office vacancy rates and asking rents for Midtown West
        Submarket Class A Direct for 1990 - 1995 and third quarter 1996.]

Sources: Cushman & Wakefield of New York, Forecast-RCG


                     Chg. in Class A Direct Gross Ask. Rent
                             Midtown West Submarket
                     --------------------------------------

[Line graph depicting change in Class A Direct Gross Asking Rent in Midtown West
               Submarket for 1991 - 1995 and third quarter 1996.]

Sources: Cushman & Wakefield of New York, Forecast-RCG


Rosen Consulting Group                                                        22

Grand Central Submarket

Midtown's Grand Central submarket is located between 32nd and 47th Streets from Fifth Avenue to the East River. It is the location of the Grand Central Terminal train station, which anchors its attractiveness as an office location.

Office market conditions in the Grand Central submarket have improved notably during the past several years. The direct vacancy rate for Class A space has fallen from 16.0% in 1993 to just 10.8% in the third quarter of 1996 (see Figure
13). The vacancy rates in the office buildings in which the Company has an ownership interest at Two Park Avenue and 330 Madison Avenue are significantly lower than the overall market (see Table 14). As the vacancy rate in the Grand Central submarket has fallen, Class A direct asking rent growth has accelerated (see Figure 14).

--------------------------------------------------------------------------------
Figures 13 and 14.
--------------------------------------------------------------------------------

                     Office Vacancy Rates and Asking Rents
                     Grand Central Submarket Class A Direct
                     --------------------------------------

    [Bar/Line graph depicting office vacancy rates and asking rents for Grand Central Submarket Class A Direct for 1990 - 1995 and third quarter 1996.]

Sources: Cushman & Wakefield of New York, Forecast-RCG


                     Chg. in Class A Direct Gross Ask. Rent
                             Grand Central Submarket
                     --------------------------------------

    [Line graph depicting change in Class A Direct Gross Asking Rent in Grand
           Central Submarket for 1991 - 1995 and third quarter 1996.]

Sources: Cushman & Wakefield of New York, Forecast-RCG


Rosen Consulting Group                                                        23

--------------------------------------------------------------------------------

                                    Table 14
           Comparison of Mendik Properties to Grand Central Submarket
                      Class A Direct Office Vacancy Rates

                            1991    1992    1993    1994    1995    3Q96
                            ----    ----    ----    ----    ----    ----

Grand Central Submarket    13.4%   14.6%   16.0%   13.9%   13.0%   10.8%

  Two Park Avenue           7.6%    7.9%   10.8%    7.9%    2.7%    2.9%
  330 Madison Avenue       14.0%    1.1%    8.1%    2.7%    6.8%    3.7%

Sources: Cushman & Wakefield of New York, The Mendik Company.

--------------------------------------------------------------------------------

Despite strong rent growth, only one building is proposed in the Grand Central submarket, an 800,000 square-foot building at 383 Madison Avenue. The building will not be built until developers receive a commitment from a major tenant. Given the long lead time for new construction, we do not expect this proposed building to be completed during the forecast horizon.


Rosen Consulting Group                                                        24

Plaza Submarket

The Plaza submarket is located on Manhattan's east side between 47th and 65th Streets from Seventh Avenue to the East River. It is the largest of the Midtown submarkets. Like Midtown West and the Grand Central submarkets, the Plaza submarket has experienced marked improvement during the past several years. The Class A direct vacancy rate fell from 12.6% in 1992 to 7.5% in the third quarter of 1996 (see Figure 15). As Table 15 shows, the Company's property at 866 United Nations Plaza has had virtually no vacancy throughout the 1990s. The Company also has an ownership interest in the property at 570 Lexington Avenue in this submarket. This building was substantially vacant when acquired in 1994. Since then, it has been renovated and is currently being leased.

Limited build-to-suit construction is occurring for tenants with specific needs. For example, LVMH, the parent of Louis Vuitton, is building a 23-story, 103,000 square-foot office building at 17 to 21 East 57th Street between Fifth and Madison Avenues. The building, scheduled for completion in the fourth quarter of 1997, will contain Louis Vuitton's flagship store on its ground floor. In addition, the German Mission to the United Nations is building a 23-story, 112,000 square-foot headquarters at 871 United Nations Plaza that will be completed in mid 1998.

--------------------------------------------------------------------------------
Figures 15 and 16.
--------------------------------------------------------------------------------

                      Office Vacancy Rates and Asking Rents
                         Plaza Submarket Class A Direct
                      -------------------------------------

    [Bar/Line graph depicting office vacancy rates and asking rents for Plaza
        Submarket Class A Direct for 1990 - 1995 and third quarter 1996.]

Sources: Cushman & Wakefield of New York, Forecast-RCG


                     Chg. in Class A Direct Gross Ask. Rent
                                 Plaza Submarket
                     --------------------------------------

    [Line graph depicting change in Class A Direct Gross Asking Rent in Plaza
               Submarket for 1991 - 1995 and third quarter 1996.]

Sources: Cushman & Wakefield of New York, Forecast-RCG


Rosen Consulting Group                                                        25

--------------------------------------------------------------------------------

                                    Table 15
               Comparison of Mendik Properties to Plaza Submarket
                       Class A Direct Office Vacancy Rates

                            1991    1992    1993    1994    1995    3Q96
                            ----    ----    ----    ----    ----    ----

Plaza Submarket            11.1%   11.3%   12.4%    9.3%    8.0%    7.5%

  866 United Nations        0.1%    1.4%    5.1%    3.8%    4.4%    1.9%
  570 Lexington Avenue                                             66.5%

Sources: Cushman & Wakefield of New York, The Mendik Company.

--------------------------------------------------------------------------------

Asking rents in the Plaza submarket are higher than in other Midtown submarkets. After gaining substantially during 1994, a year in which vacancy dropped 3.5 percentage points, asking rents declined slightly during 1995 (see Figure 16). However, the Plaza submarket has experienced healthy rent growth during the first nine months of 1996, and as market conditions tighten, rent growth will likely accelerate.

Forecasted Office Market Trends

The growth in demand for office space in Midtown Manhattan will be moderately strong over the next three years. Employment growth in the key office-consuming sectors such as finance, securities, legal services, and accounting will accelerate during the next two to three years. When combined with growth in other "office occupying" sectors, a net total of approximately 17,500 office space-consuming jobs will be created in the metropolitan area during 1996, and we anticipate that about 40,400 office space-consuming jobs will be added to New York's employment base in 1997 and another 27,100 in 1998. Assuming a coefficient of space used per office employee of 200 square feet, that Midtown Manhattan absorbs just above half of office demand growth through 1998, and that 15% to 25% of the absorption occurs in sublet space, the forecasted net absorption for Midtown would be an average of 3.2 million square feet per year. The forecasted net absorption for Class A overall space would be an average of
2.4 million square feet per year, and the forecasted net absorption for Class A direct space would be an average of 1.8 million square feet per year.

While demand for office space in Midtown will be strong, no significant new construction is expected until the Durst project is completed in 1999. As a result, we expect the overall Midtown vacancy rate to fall to 8.4%, the Class A overall vacancy rate to fall to 7.9%, and the Class A direct vacancy rate to fall to 6.3% in 1998 (see Tables 6 to 8). As the vacancy rates fall, Midtown direct asking rent growth will accelerate to about 6.2% annually by 1998, and Class A direct asking rent growth will accelerate to about 6.3% annually. Even the addition of the 1.5 million square-foot Durst project in 1999 will have little impact on the overall market. The building is largely pre-leased, but even if it were not, because of the large size of the Midtown market, the addition of 1.5 million square feet of vacant space would cause very little change in vacancy.


Rosen Consulting Group                                                        26

Based on the economic rents needed to justify new construction calculated in Table 12, we believe that the potential exists for significant revenue growth in the Midtown marketplace as rental and occupancy rates for office properties recover to levels that would provide a reasonable return on investment to a developer of a new Class A multi-tenant office building (see Table 16).

--------------------------------------------------------------------------------

                                    Table 16
                        Estimated Economic Rent Analysis
                         Multi-tenant Office Buildings
                         (Per Net Rentable Square Foot)

Development Costs                                                       $344.45
Estimated Economic Costs                                                $ 53.65
Current Midtown Direct Class A Asking Rental Rates                      $ 35.72
Increase in Class A Rental Rates Necessary
  to Reach Economic Rent                                                $ 17.93
Percentage Increase in Class A Rental Rates Necessary
  to Reach Economic Rents                                                 50.2%

Source: Rosen Consulting Group Estimates

--------------------------------------------------------------------------------


Rosen Consulting Group                                                        27